Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 N. Main Street
Mt. Pleasant, MI 48858

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309 Fax: 989-775-5501
Isabella Bank Corporation Announces Fourth Quarter 2020 Dividend
Mt. Pleasant, Michigan, November 30, 2020 - Isabella Bank Corporation (OTCQX:ISBA) announced today that the Board of Directors of the Corporation declared a fourth quarter cash dividend of $0.27 per common share at its regular meeting held on November 24, 2020. The dividend will be payable on December 18, 2020 to shareholders of record as of December 16, 2020. Based on ISBA’s closing stock price of $19.05 per share as of November 27, 2020, the annualized cash dividend yield was 5.67%.
“I am pleased to announce our Board approved a dividend of $0.27 per share for the fourth quarter. Our continued financial strength, as evidenced by our results through the third quarter, provides us the ability to reward shareholders with an attractive return on their investment as evidenced by the 5.67% annualized yield," commented Jae A. Evans, President and Chief Executive Officer of Isabella Bank Corporation. “We are looking ahead and strategically preparing for the continued strength and stability of our organization, while we continue to assist our customers during these unusual times.”
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is the parent holding company of Isabella Bank, a state chartered bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of its customers and communities for 117 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust and estate planning services through Isabella Wealth. The Bank has 30 banking locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.
For more information about Isabella Bank Corporation, visit the Invest in Us link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com) and its investor relations firm is Renmark Financial Communications, Inc. (www.renmarkfinancial.com).

Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.